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                                [EXHIBIT 23.1]

           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
RehabCare Group, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of RehabCare Group, Inc. of our reports dated March 13, 2006, with respect to the consolidated balance sheets of RehabCare Group, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of RehabCare Group, Inc.

Our report dated March 13, 2006, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states RehabCare Group, Inc. excluded the recent acquisition of the assets of MeadowBrook Healthcare, Inc. (revenue of $21.7 million and operating loss of $0.4 million), which were acquired in a purchase acquisition during 2005. Our audit of internal control over financial reporting of RehabCare Group, Inc. also excluded an evaluation of the internal control over financial reporting of MeadowBrook Healthcare, Inc.

Our report makes reference to our reliance on the report of other auditors as it relates to the amounts included for InteliStaf Holdings, Inc. and subsidiaries as of and for the year ended December 31, 2005.


/s/ KPMG LLP

St. Louis, Missouri
November 7, 2006